Press Release

WVT Announces Director Resignation

(Warwick, NY, June 14, 2007) Mr. Joseph J. Morrow has informed Warwick Valley Telephone Company (Nasdaq: WWVY) that he is resigning as a Director because the tight scheduling demands of his other business activities make it difficult for him to accommodate the need of the Board for rescheduling scheduled meetings. He will continue to serve on the Board through the scheduled June 27, 2007 Board meeting.

Wisner Buckbee, Chairman of the Company’s Board, expressed his regret at Mr. Morrow’s resignation, stating: “We have greatly valued Joe Morrow’s insights and contributions and the breadth of his experience and will miss them when he steps down.”

Contact:	Warwick Valley Telephone Co. Duane W. Albro President & CEO (845) 986-8080